
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832095
<NAME> KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               DEC-31-1997
<CASH>                                      20,480,666
<SECURITIES>                               136,752,581<F1>
<RECEIVABLES>                                  936,883
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             3,188,160<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             161,358,290
<CURRENT-LIABILITIES>                          120,966
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   160,447,019<F3>
<OTHER-SE>                                     790,305<F4>
<TOTAL-LIABILITY-AND-EQUITY>               161,358,290
<SALES>                                              0
<TOTAL-REVENUES>                            16,679,293<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             4,491,219<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             12,188,074
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         12,188,074
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                12,188,074
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $113,051,723 and
Mortgage-Backed Securities ("MBS") of $23,700,858.
<F2>Includes prepaid acquisition fees and expenses of $9,338,087 net of accumulated amortization of $6,944,814 and prepaid participation servicing fees of
$3,087,921 net of accumulated amortization of $2,293,034.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($274,985) and Limited Partners equity of $160,722,004.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $2,916,678 of amortization of prepaid fees and expenses.
<F7>Net income allocated $365,642 to the General Partners and $11,822,432 to the
Limited Partners.  Average net income per Limited Partner interest is $.79 on
14,956,896 Limited Partner interests outstanding.

